Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                               (Dollars in millions)

The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set forth below:

                                                                         Year Ended
                                                               --------------------------------
                                                               Dec. 31,    Dec. 31,    Dec. 31,
                                                                 1998        1997        1996
                                                               --------    --------    --------
Income before income taxes                                     $  241.9    $  242.0    $  224.5

Combined fixed charges and preferred stock dividends:
    Interest expense on deposits                                  465.5       472.7       525.7

    Interest expense on long-term debt                             13.9         6.4          --

    Interest expense on guaranteed preferred  beneficial
       interest in Company's junior subordinated debentures        18.3        10.7          --

    Appropriate portion (1/3) of rent expense                       4.2         3.5         3.0

    Preferred stock dividend requirements                            --         0.4         0.3
                                                               --------    --------    --------
              Total combined fixed charges and
                 preferred stock dividends                     $  501.9    $  493.7    $  529.0
                                                               ========    ========    ========
Earnings before income taxes and combined fixed
   charges and preferred stock dividends                       $  743.8    $  735.7    $  753.5
                                                               ========    ========    ========
Ratio of earnings to combined fixed charges and
   preferred stock dividends (including interest expense
   on deposits)                                                    1.48 x      1.49 x      1.42 x
                                                               ==========  ==========  ==========